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                                                                    EXHIBIT 23.1

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP

      We hereby consent to the use in this amended Registration Statement on Form S-3 of our report dated May 10, 2000, except as to the two-for-one common stock split, as to which the date is August 10, 2000, except for note 16, as to which the date is October 19, 2000, and note 17, as to which the date is August 31, 2000, relating to the consolidated financial statements of IXYS Corporation. We also consent to the incorporation by reference of our report dated May 10, 2000, except for note 16, as to which the date is October 19, 2000 relating to the financial statements and financial statement schedule, which appears in IXYS's Annual Report on the amended Form 10-K for the year ended March 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 23, 2000